Exhibit 10.4

Execution Version

SITIO ROYALTIES OPERATING PARTNERSHIP, LP

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

Dated December 28, 2022

This AMENDMENT (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of Sitio Royalties Operating Partnership, LP (the “Partnership”), dated as of June 7, 2022 (as amended, supplemented or otherwise modified, the “Agreement”), is made and entered into as of December 28, 2022 by the General Partner of the Partnership.

WHEREAS, STR Sub Inc. (f/k/a Sitio Royalties Corp.), a Delaware corporation (“Former Sitio”), the Partnership, Sitio Royalties Corp. (f/k/a Snapper Merger Sub I, Inc.), a Delaware corporation (“New Sitio”), Snapper Merger Sub II, LLC, a Delaware limited liability company, MNRL Sub Inc. (f/k/a Brigham Minerals Inc.), a Delaware corporation (“Former Brigham”), Brigham Minerals Holdings, LLC, a Delaware limited liability company, Snapper Merger Sub IV, Inc., a Delaware corporation (“Brigham Merger Sub”), and Snapper Merger Sub V, Inc., a Delaware corporation (“Sitio Merger Sub”), entered into an Agreement and Plan of Merger, dated as of September 6, 2022 (the “Brigham Merger Agreement”), pursuant to which Former Sitio will merge with and into Sitio Merger Sub with Former Sitio surviving the merger as a wholly owned subsidiary of New Sitio (the “Sitio Merger”) and, concurrently with the Sitio Merger, Former Brigham will merge with and into Brigham Merger Sub with Former Brigham surviving the merger as a wholly owned subsidiary of New Sitio (the “Brigham Merger” and together with the Sitio Merger, the “Mergers”);

WHEREAS, the General Partner of the Partnership, pursuant to its authority under Section 16.03 of the Agreement, desires to effect an amendment to the Agreement on the terms and conditions contained herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the General Partner hereby agree as follows:

1.	Amendment. Effective as of the effective time of the Mergers, the Agreement shall be amended as follows:

1.1.	The definition of “Corporation” in Article I shall be restated as follows:

“Corporation” means Sitio Royalties Corp. (f/k/a Snapper Merger Sub I, Inc.), a Delaware corporation, together with its successors and assigns.

1.2.	The definition of “DPM Registration Rights Agreement” in Article I shall be restated as follows:

“DPM Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 11, 2022, by and among Falcon Minerals Corporation and the DPM Holders.

1.3.	The definition of “Royal Registration Rights Agreement” in Article I shall be restated as follows:

“Royal Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 23, 2018, by and among Falcon Minerals Corporation and the Royal Contributors (other than Royal).

1.4.	The following definitions shall be added to Article I:

“Brigham Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 6, 2022, by and among the Corporation, STR Sub Inc. (f/k/a Sitio Royalties Corp.), a Delaware corporation, the Partnership, Snapper Merger Sub II, LLC, a Delaware limited liability company, Brigham, Brigham Minerals Holdings, LLC, a Delaware limited liability company, Snapper Merger Sub IV, Inc., a Delaware corporation, and Snapper Merger Sub V, Inc., a Delaware corporation.

“Brigham Opco Merger” means the merger of Opco Merger Sub LLC with and into Opco LLC pursuant to the Brigham Merger Agreement.

“Opco LLC” means Brigham Minerals Holdings, LLC, a Delaware limited liability company.

“Opco Merger Sub LLC” means Snapper Merger Sub II, LLC, a Delaware limited liability company.

1.5.	Section 3.03(a) shall be restated as follows:

(a) Falcon Minerals Corporation Contribution. Pursuant to the Contribution Agreement, at the Royal Closing, Falcon Minerals Corporation contributed, assigned, transferred, conveyed and delivered to the Partnership cash in the aggregate amount of $382,217,254.88 in exchange for (i) 45,855,000 Common Units and (ii) warrants (the “Warrants”) exercisable for a number of Common Units equal to the number of shares of Class A Common Stock underlying the warrants of the Corporation outstanding immediately prior to such issuance of Warrants. Each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code (or analogous provision of state, local or non-U.S. Law).

1.6.	Section 5.05 shall be restated as follows:

Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner.

(a) The Partnership and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of U.S. federal, state, or local or non-U.S. taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Partner (including U.S. federal income taxes as a result of Partnership obligations pursuant to the Revised Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Partnership on behalf of any Partner based upon such Partner’s status as an employee of the Partnership), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.05. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such indemnity (and interest) shall not be allocated to or distributed to the Partner paying such indemnity (and interest). Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

(b) If a Partner that receives Units in connection with the closing of the Brigham Opco Merger does not provide an IRS Form W-9 or another certificate of non-foreign status to the Partnership by the date that is two (2) days prior to the date that the Partnership is required to remit any withholding tax applicable under Section 1445 and Section 1446 of the Code with respect to the transfer of such Units to such Partner in connection with the closing of the Brigham Opco Merger, then (i) such Partner shall forfeit a number of Units with a value equal to the amount of such required withholding tax (determined by the Partnership in its sole discretion exercised in good faith and with the value of a Unit being equal to the closing price of a share of Class A Common Stock for the Trading Day immediately prior to Trading Day on which the closing of the Brigham Opco Merger occurred), (ii) the Partnership shall pay to the applicable Governmental Entity an amount equal to such required withholding tax, and (iii) a number of shares of Class C Common Stock equal to the number of Units so forfeited by such Partner shall be automatically cancelled by the Corporation for no consideration. For the avoidance of doubt, the Partnership shall not withhold any other amounts under Section 5.05(a) or otherwise with respect to the issuance of Units to a Partner in connection with the closing of the Brigham Opco Merger.

2.	Miscellaneous Provisions. Sections 16.09, 16.10, 16.11, 16.12, 16.13 and 16.18 of the Agreement shall apply to this Amendment, mutatis mutandis.

Execution Version

IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed as of the date first above written.

GENERAL PARTNER:
SITIO ROYALTIES GP, LLC

By:	/s/ Brett Riesenfeld
Name:	Brett Riesenfeld
Title:	Executive Vice President, General Counsel and Secretary